Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL ANNOUNCES LEADERSHIP CHANGE AT AXIS RE

— William A. Fischer returns to U.S as Chief Underwriting Officer of AXIS Re and CEO of AXIS Re U.S.

Pembroke, Bermuda, June 6, 2011 – AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that William A. Fischer, Chief Executive Officer of AXIS Re, will be assuming the new role of Chief Underwriting Officer of AXIS Re and the role of Chief Executive Officer of AXIS Re U.S. in conjunction with his relocation to the AXIS Re office in New York City. Mr. Fischer is relocating to New York City for personal reasons. The Company is conducting an executive search to replace Mr. Fischer in the role of Chief Executive Officer of AXIS Re.

In his role as Chief Underwriting Officer of AXIS Re, Mr. Fischer will be responsible for the establishment and oversight of underwriting policy and deployment of capital allocated to AXIS Re. In his role as Chief Executive Officer of AXIS Re U.S., Mr. Fischer will manage all strategic and operating activities of AXIS Re U.S. Mr. Fischer will also continue in his leadership role at AXIS Capital as a member of the Company’s Executive Committee.

John Charman, Chief Executive Officer and President of AXIS Capital, commented: “The AXIS family fully supports Bill’s decision to move back to New York for personal reasons and we acknowledge the tremendous contribution he has made to our organization since our inception.

We look forward to Bill’s ongoing global leadership in the critical roles of Chief Underwriting Officer for AXIS Re and Chief Executive Officer of AXIS Re U.S. Bill’s oversight will be instrumental in maintaining our rigorous underwriting approach as we continue to expand our reinsurance operations globally. We also look forward to Bill’s direction of AXIS Re U.S. as the U.S. remains the largest reinsurance market in the world.”

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2011 of $5.2 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.296.2600 Fax 441.405.2600

www.axiscapital.com